                                                                      EXHIBIT 12

                       HAYES LEMMERZ INTERNATIONAL, INC.

                      RATIOS OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)
                      (MILLIONS OF DOLLARS EXCEPT RATIOS)

                                           YEAR          YEAR          YEAR          YEAR          YEAR
                                           ENDED         ENDED         ENDED         ENDED         ENDED
                                        JANUARY 31,   JANUARY 31,   JANUARY 31,   JANUARY 31,   JANUARY 31,
                                           1995          1996          1997          1998          1999
                                        -----------   -----------   -----------   -----------   -----------
Earnings:
  Earnings (loss) before taxes on
     income and minority interest.....     $49.9         $46.2        $(102.0)      $ 55.1        $ 93.1
Interest expense:
  Bank borrowings and long-term
     debt.............................      13.4          15.0           48.5         90.4          94.9
Rentals(1)............................       2.0           2.6            4.6          5.7           7.2
                                           -----         -----        -------       ------        ------
Earnings before interest expense,
  taxes on income and minority
  interest............................     $65.3         $63.8        $ (48.9)      $151.2        $195.2
                                           =====         =====        =======       ======        ======
Fixed charges:
  Bank borrowings and long-term
     debt.............................     $13.4         $15.0        $  48.5       $ 90.4        $ 94.9
  Rentals(1)..........................       2.0           2.6            4.6          5.7           7.2
                                           -----         -----        -------       ------        ------
          Total fixed charges.........     $15.4         $17.6        $  53.1       $ 96.1        $102.1
                                           =====         =====        =======       ======        ======
Ratio of earnings to fixed charges....      4.24          3.63          (0.92)        1.57          1.91
                                           =====         =====        =======       ======        ======
Coverage deficiency on fixed
  charges.............................       N/A           N/A          102.0          N/A           N/A
                                           =====         =====        =======       ======        ======

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(1) Estimated interest component of rent expense.